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                                                                     Exhibit 2.1


                                SECOND AMENDMENT

                                     TO THE

                              GOVERNANCE AGREEMENT



          This Second Amendment to the Governance Agreement dated as of November 20, 1998, is by and among Continental Airlines, Inc., a Delaware corporation (the "Company"), Newbridge Parent Corporation, a Delaware corporation (the "Stockholder"), and Northwest Airlines Corporation, a Delaware corporation that is the holder of all of the outstanding stock of the Stockholder (the "Parent").

          WHEREAS, the Company, the Stockholder and the Parent have entered into that certain Governance Agreement dated as of January 25, 1998, as amended by the First Amendment dated as of March 2, 1998 (the "Governance Agreement"), pursuant to which, among other things, (i) the Parent and the Stockholder have agreed to deposit immediately following the Closing the Voting Securities Beneficially Owned by them or any of their Affiliates into a voting trust (the "Voting Trust") to be established by them with an independent voting trustee that will provide that such Voting Securities will be voted as specified in the Governance Agreement and (ii) the Company has agreed to cause a person designated by the Stockholder to be elected to the Company's board of directors immediately following the Closing;

          WHEREAS, the Parent has been in discussions with the United States Department of Justice ("DOJ") regarding the terms of the Investment Agreement, and the Parent and the Company have been in discussions with DOJ regarding the terms of the Alliance Agreement and the Governance Agreement (the Investment Agreement, the Alliance Agreement and the


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Governance Agreement together, the "Agreements") in connection with DOJ's antitrust review of the transactions contemplated by the Investment Agreement;

          WHEREAS, the Parent and the Company believe that the transactions contemplated by the Agreements are procompetitive and beneficial to consumers;

          WHEREAS, DOJ has expressed concerns about the effect on competition of certain terms of the Agreements;

          WHEREAS, the Parent and the Stockholder believe that certain changes to the Governance Agreement with respect to the provisions described above are desirable to obviate the concerns of DOJ;

          WHEREAS, the Parent and the Stockholder have requested that the Company agree to amend such provisions of the Governance Agreement to obviate the concerns of DOJ; and

          WHEREAS, the Company is willing to agree to these amendments to facilitate the prompt closing of the transactions contemplated by the Investment Agreement and the subsequent realization by the Company and its stockholders of the expected benefits of the Alliance Agreement.

          NOW THEREFORE, the Company, the Stockholder and the Parent, intending to be legally bound, hereby agree as follows:

          1. Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Governance Agreement.

          2. All references in Sections 1 through 9 of the Governance Agreement to the "Investment Agreement" are hereby modified to refer to the Investment Agreement as amended


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     by Amendment No. 1 thereto dated February 27, 1998 and Amendment No. 2 dated as of November 20, 1998.

          3. Section 1.02 of the Governance Agreement is amended by renumbering clause (vi) as clause (vii) and adding a new clause (vi) with the following text: "Transfers of Voting Securities to the B/C/P Group."

          4. The following definition shall be added to Section 9 (which, pursuant to Section 7 hereof, is to be renumbered as Section 8) after the definition of "Associate": "`B/C/P Group'" shall mean David Bonderman, James Coulter or William S. Price, III, or any Person with respect to which one or more of them (i) directly or indirectly controls at least 50.1% of the voting power, (ii) directly or indirectly controls at least 50.1% of the equity, or
(iii) directly or indirectly controls in a manner substantially similar to the control that the general partner of Air Partners has over Air Partners pursuant to and as provided in the "Partnership Agreement" (as defined in the Investment Agreement), which Persons described in clause (iii) shall include 1998 CAI Partners, L.P., a Texas limited partnership, under its partnership agreement and ownership structure in effect on the date hereof."

          5. The definition of "Beneficially Own" and "Beneficial Ownership" is hereby amended by adding the following at the end thereof: "; for the avoidance of doubt, securities with respect to which the Stockholder or the Parent has been granted a proxy pursuant to the Investment Agreement shall be deemed to be beneficially owned by the Stockholder or the Parent."

          6. Section 1.03 of the Governance Agreement is amended and restated to read in its entirety as set forth below:


          Section 1.03. Voting Trust. Immediately following the Closing, the Stockholder and the Parent shall cause AP to deposit the Shares, and the Stockholder and the Parent shall deposit any other shares of Voting Securities Beneficially Owned by either of them or any of their Affiliates, into a voting trust (the "Voting Trust") to be established pursuant to a voting trust agreement (the


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          "Voting Trust Agreement") with an independent voting trustee in a form reasonably satisfactory to Parent and the Company and which shall include the following provisions for the voting of the shares of Voting Securities deposited therein: until the Standstill Termination Date, all such shares shall
          (a) be voted or consented on all matters submitted to a vote of the Company's stockholders, other than the election of directors, either (i) in the case of votes at a stockholders meeting, in the same proportion as the votes cast by other holders of Voting Securities, or (ii) in the case of consents, so that the percentage of Stockholder Voting Power consented to on any matter equals the percentage of all other outstanding Voting Securities so consented; provided, that with respect to (x) any vote on a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, any sale of all or substantially all of the Company's assets or any issuance of Voting Securities that would represent in excess of 20% of the Voting Power prior to such issuance, including any of the foregoing involving the Stockholder or the Parent, or
          (y) any amendment to the Company's amended and restated certificate of incorporation or by-laws that would materially and adversely affect the Stockholder (including through its effect on the Alliance Agreement and the rights of the Voting Securities Beneficially Owned by the Stockholder), such shares may be voted as directed by the Stockholder and (b) in the election of directors, for the election of the Independent Directors nominated by the Board of Directors of the Company determined by a Majority Vote; provided, that with respect to any election of directors in respect of which any Person other than the Company is soliciting proxies, the Stockholder and the Parent shall cause all such shares to be voted, at the option of the Stockholder, either (i) as recommended by the Board of Directors or (ii) in the same proportion as the votes cast by the other holders of Voting Securities. The Voting Trust Agreement shall also provide that the Voting Trust shall not issue voting trust certificates or any interest in the Voting Trust to a Person other than the Stockholder or any of its Affiliates.


          7. Section 1.04 of the Governance Agreement is amended by (a) deleting from clause (a) thereof the words "by virtue of the Stockholder's representation on the Board of Directors of the Company, if any," (b) replacing the language in the parenthetical expression at the end of clause (a) thereof with the words "it being agreed that this paragraph shall not prohibit the Parent and its Subsidiaries, and their respective directors, officers and employees, from


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engaging in ordinary course business activities with the Company or having periodic discussions with directors, officers and employees of the Company regarding the Company's business, it being understood that such matters shall not include matters that, under applicable antitrust laws, could not be discussed among competitors" and (c) replacing the language in clause (ii) of the proviso at the end of Section 1.04 in its entirety with the words "[intentionally omitted]".

          8. Section 2.01 of the Governance Agreement is amended and restated to read in its entirety as set forth below:


          Section 2.01. Composition of Board of Directors.

               (a) The individuals listed on Exhibit 2.01 hereto shall, for purposes of this Agreement, constitute the Independent Directors immediately after the consummation of the Stock Purchase (the "Closing").

               (b) Following the Closing, and until the Standstill Termination Date, the Company, the Parent, the Stockholder and their respective Affiliates shall take all such actions as are required under applicable law to cause Independent Directors to constitute at all times at least a majority of the Board of Directors. At each annual meeting of stockholders of the Company following the Closing, or at any time that a vacancy in a seat previously occupied by an Independent Director on the Board of Directors is to be filled, the identity of the Independent Director or Directors to stand for election to the Board of Directors or to fill the vacancy, as the case may be, shall be determined by a Majority Vote.

               (c) Without the prior written consent of the Parent, the Company shall not amend, alter or repeal its amended and restated certificate of incorporation or by-laws so as to eliminate or diminish the ability of stockholders of the Company to act by written consent or Section
          1.10 of the Company's by-laws.

          9. Section 7 of the Governance Agreement ("Post-Standstill Termination Date Board Composition") is deleted, Section 8, Section 8.01, and Section 9 are renumbered as Section 7, Section 7.01 and Section 8 respectively, references in the Governance Agreement to Section 8, Section 8.01 and Section 9 shall be modified accordingly, the phrase "except the


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obligations of the Stockholder and the Parent pursuant to Section 7" is deleted from Section 6.07(c) and the phrase "(other than their obligations pursuant to Section 7)" is deleted from Section 8.01(c) (renumbered as Section 7.01(c)) the two times it appears.

          10. The phrase "no less than 15% of the Voting Securities" in the last sentence of Section 8.01(c) of the Governance Agreement shall be changed to "Voting Securities representing no less than 15% of the Total Voting Power".

          11. The Company hereby represents and warrants to the Parent and the Stockholder that this Second Amendment to the Governance Agreement has been approved by a Majority Vote.

          12. This Second Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          13. Except as expressly modified by this Second Amendment to the Governance Agreement, all of the terms, conditions and provisions of the Governance Agreement shall remain unchanged and in full force and effect.







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          IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to the Governance Agreement to be executed as of the date first referred to above.

                                   Northwest Airlines Corporation



                                   By: /s/ Douglas M. Steenland
                                      ------------------------------------------
                                      Douglas M. Steenland
                                      Executive Vice President, General Counsel
                                         and Secretary


                                   Newbridge Parent Corporation



                                   By: /s/ Douglas M. Steenland
                                      ------------------------------------------
                                      Douglas M. Steenland
                                      Vice President, Secretary and
                                         Assistant Treasurer


                                   Continental Airlines, Inc.


                                   By: /s/ Jeffery A. Smisek
                                      ------------------------------------------
                                      Jeffery A. Smisek
                                      Executive Vice President,
                                         General Counsel and Secretary




                      [Signature Page to Second Amendment]